INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 15 to Registration Statement No. 33-79482 on Form N-1A of American Century
Strategic Asset Allocations, Inc. of our report dated January 13, 2003, appearing in the Annual Report of Strategic Allocation: Aggressive Fund,
Strategic Allocation: Conservative Fund, and Strategic Allocation: Moderate
Fund, comprising American Century Strategic Asset Allocations, Inc. for the year ended November 30, 2002, in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Other Service Providers" in such Statement of Additional
Information. We also consent to the reference to us under the caption "Financial
Highlights" in the Prospectuses, which are also part of this Registration
Statement.

Deloitte & Touche LLP
/s/Deloitte & Touche LLP

Kansas City, Missouri
March 27, 2003